Exhibit 10.28

Employment Agreement Addendum #1

If Executive’s position is eliminated within the first two (2) years of employment, or if Executive leaves under the conditions described as Termination Without Cause (as defined in Section 2.1) an additional three (3) months of severance shall be paid in accordance with the Employment Agreement entered into on June 1, 2004.

Auxilium Pharmaceuticals, Inc.

By:	/s/ Gerri A. Henwood
Gerri Henwood
CEO

By:	/s/ Robert S. Whitehead
Robert S. Whitehead